Exhibit 99.1

Prothena Reports Second Quarter 2015 Financial Results and Provides R&D Update

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Net cash used in operating activities was $11.1 million in the second quarter and $25.9 million for first six months of 2015; completion of successful public equity offering netting $131.4 million strengthened quarter-end cash position of $402.4 million providing solid runway for continued advancement of multiple programs

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Drs. Morie A. Gertz (Mayo Clinic) and Michaela Liedtke (Stanford University School of Medicine) presented updated clinical data of NEOD001 in patients with AL amyloidosis in oral sessions at ASCO and EHA, respectively, demonstrating best cardiac response rate of 57% and best renal response rate of 60%

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Presented clinical trial results as part of the late breaking session at the 19th International Congress of Parkinson’s Disease and Movement Disorders (MDS) demonstrating robust, rapid, and dose- and time-dependent mean reduction in levels of free serum alpha-synuclein of up to 96% after a single dose of PRX002, a novel protein immunotherapy for Parkinson’s disease

•	Announced successful dosing of the first subject in a Phase 1 single ascending dose study for PRX003, a monoclonal antibody for psoriasis and other inflammatory diseases

DUBLIN, Ireland - August 4, 2015 - Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs, today reported financial results for the second quarter and first six months of 2015 and provided an update on its lead programs.

“We made significant progress during the second quarter, and we now have three protein immunotherapy programs in clinical development. Specifically, we presented positive clinical results for both NEOD001 and PRX002 at major international medical meetings that continued to validate the use of disease-modifying protein immunotherapies for the treatment of debilitating illnesses including AL amyloidosis and Parkinson’s disease,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena.

Dr. Schenk continued, “With a strong balance sheet and robust data from multiple programs anticipated in the next 12 to 18 months, we move toward 2016 with growing momentum for each of our clinical-stage programs. For NEOD001, in addition to enrolling patients in the registrational Phase 3 VITAL Amyloidosis Study, we expect to report new data from the expansion portion of the Phase 1/2 trial in the fourth quarter of this year. For PRX002, we expect to report data from the Phase 1 multiple ascending dose study in the first half of 2016, and for PRX003, we expect to report data from the Phase 1 single ascending dose study in the first half of 2016.”

Second Quarter 2015 Highlights:

•	In April, successfully raised aggregate net proceeds of $131.4 million through the issuance of 3,795,000 ordinary shares

•	In May, announced an agreement with The Michael J. Fox Foundation for Parkinson's Research to accelerate the discovery of novel biomarkers and development of assays to measure Parkinson's disease progression to facilitate therapeutic approaches, including PRX002, targeting alpha-synuclein, a protein potentially involved in the onset and progression of Parkinson's disease

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In June, at oral presentations during the 2015 American Society for Clinical Oncology Annual Meeting and the 20th Congress of the European Hematology Association (EHA), reported updated clinical data from the multiple ascending dose portion of a Phase 1/2 trial demonstrating NEOD001-treated patients achieved more than double the cardiac and renal biomarker responses when compared to historical data in patients treated solely with off-label standard of care

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In June, at EHA and in collaboration with the Amyloidosis Research Consortium, presented results from a systemic amyloidosis patient experience survey identifying new opportunities to improve diagnosis and treatment of amyloidoses and the need for safe, effective disease-modifying treatment options for systemic amyloidosis

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In June, in a late-breaking session at MDS, presented clinical results from a Phase 1 study of PRX002 demonstrating robust, rapid, and dose- and time-dependent mean reduction in levels of free serum alpha-synuclein of up to 96% after a single dose of PRX002

•	In June, successfully dosed the first subject in a Phase 1 single ascending dose study for PRX003, a monoclonal antibody for the potential treatment of psoriasis and other inflammatory diseases

•	In June, expanded the Board of Directors with the appointment of a seasoned executive, Anders Härfstrand, MD, PhD

Upcoming Research and Development Pipeline Milestones

Prothena’s research and development pipeline includes three lead protein immunotherapy programs.

NEOD001 is a monoclonal antibody for the potential treatment of AL amyloidosis:

•	Enrolling patients with AL amyloidosis and cardiac dysfunction in The VITAL Amyloidosis Study, a global Phase 3 registrational trial

•	Expect additional data from the Phase 1/2 study in patients with AL amyloidosis and persistent organ dysfunction to be shared at least once annually at a medical conference

PRX002 is a monoclonal antibody for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche:

•	Expect topline data from Phase 1 multiple ascending dose study in patients with Parkinson's disease in the first half of 2016

PRX003 is a monoclonal antibody for the potential treatment of psoriasis and other inflammatory diseases:

•	Expect topline data from Phase 1 single ascending dose study in healthy volunteers in the first half of 2016

•	Expect to initiate Phase 1 multiple ascending dose study in patients with psoriasis in 2016

Second Quarter and First Six Months of 2015 Financial Results and Guidance

Prothena reported a net loss of $18.3 million and $33.5 million for the second quarter and first six months of 2015, respectively, as compared to net income of $1.3 million and $19.1 million for the second quarter and first six months of 2014, respectively. Net loss per share for the second quarter and first six months of

2015 was $0.59 and $1.15, respectively, as compared to net income per share of $0.06 and $0.83 on a fully diluted basis for the second quarter and first six months of 2014, respectively.

Prothena reported total revenue of $0.3 million and $0.9 million for the second quarter and first six months of 2015, respectively, as compared to total revenue of $15.1 million and $47.4 million for the second quarter and first six months of 2014, respectively. The decrease was primarily due to $15.0 million and $47.1 million in collaboration revenue recognized in relation to the PRX002 collaboration with Roche in the second quarter and first six months of 2014, compared to $0.3 million and $0.9 million in collaboration revenue recognized in the second quarter and first six months of 2015, respectively.

Research and development (R&D) expenses totaled $12.8 million and $23.4 million for the second quarter and first six months of 2015, respectively, as compared to $8.6 million and $18.0 million for the second quarter and first six months of 2014, respectively. The increase in R&D expenses was primarily due to increased external expenses related to clinical trials, offset in part by lower external product manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $1.0 million and $1.7 million for the second quarter and first six months of 2015, respectively, as compared to $0.6 million and $1.0 million for the second quarter and first six months of 2014, respectively.

General and administrative (G&A) expenses totaled $5.5 million and $10.6 million for the second quarter and first six months of 2015, respectively, as compared to $4.9 million and $9.8 million for second quarter and first six months of 2014, respectively. The increase in G&A expenses was primarily due to increases in personnel costs. G&A expenses included non-cash share-based compensation expense of $1.4 million and $2.4 million in the second quarter and first six months of 2015, respectively and $0.9 million and $1.7 million in the second quarter and first six months of 2014, respectively.

Total non-cash share-based compensation expense was $2.4 million and $4.1 million for the second quarter and first six months of 2015, respectively, as compared to $1.4 million and $2.8 million for the second quarter and first six months of 2014.

As of June 30, 2015, Prothena had $402.4 million in cash and cash equivalents and no outstanding debt. As of July 24, 2015, Prothena had 31,379,986 ordinary shares outstanding.

The Company continues to expect the full year 2015 net cash burn from operating and investing activities to be $66 to $72 million, ending the year with approximately $356 million in cash (mid-point). The estimated full year 2015 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $77 to $83 million, which includes an estimated $9 million of non-cash share-based compensation expense.

Upcoming Investor Conferences

Members of the senior management team will present and participate in investor meetings at the following upcoming investor conferences:

•	7th Annual Citi Biotech on Wheels Bus Tour on August 5, 2015 at 12:30 p.m. ET in South San Francisco, CA

•	2015 Wedbush PacGrow Healthcare Conference on August 12, 2015 at 1:20 p.m. ET at Le Parker Meridien in New York, NY

A live webcast of the Wedbush presentation can be accessed through the investor relations section of the Company's website at www.prothena.com. Following the live presentation, replays of the webcast will be available on the Company's website for 90 days following the presentation date.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs for the potential treatment of diseases that involve amyloid or cell adhesion. The company is developing antibody-based product candidates that target a number of potential indications including AL amyloidosis (NEOD001), Parkinson's disease and other related synucleinopathies (PRX002), and psoriasis and other inflammatory diseases (PRX003).

For more information, please visit the company's web site at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the ability of our cash position to fund continued advancement of multiple programs; the potential for our programs to be disease-modifying; the enrollment for our VITAL Amyloidosis Study for NEOD001; the timing of reporting additional data from our ongoing Phase 1/2 study for NEOD001; the timing of reporting data from our Phase 1 multiple ascending dose study for PRX002; the timing of reporting data for our Phase 1 single ascending does study and initiating our Phase 1 multiple ascending dose study for PRX003; our anticipated net cash burn from operating and investing activities for 2015 and expected cash balance at the end of 2015; and our estimated net loss and non-cash share-based compensation expense for 2015. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the "Risk Factors" sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2015 and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenue	$278	$14,984	$871	$47,080
Revenue—related party	—	137	—	275
Total revenue	278	15,121	871	47,355
Operating expenses:
Research and development	12,791	8,615	23,364	17,957
General and administrative	5,522	4,937	10,571	9,810
Total operating expenses	18,313	13,552	33,935	27,767
Income (loss) from operations	(18,035)	1,569	(33,064)	19,588
Other income (expense), net	(47)	17	46	1
Income (loss) before income taxes	(18,082)	1,586	(33,018)	19,589
Provision for income taxes	195	296	461	447
Net income (loss)	$(18,277)	$1,290	$(33,479)	$19,142
Net income (loss) per share attributable to holders of ordinary shares
Basic	$(0.59)	$0.06	$(1.15)	$0.87
Diluted	$(0.59)	$0.06	$(1.15)	$0.83
Shares used to compute net income (loss) per share attributable to holders of ordinary shares
Basic	30,792	21,959	29,106	21,922
Diluted	30,792	22,898	29,106	22,927

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$402,389	$293,579
Other current assets	3,811	5,696
Total current assets	406,200	299,275
Property and equipment, net	2,816	3,121
Other assets	2,148	1,720
Total non-current assets	4,964	4,841
Total assets	$411,164	$304,116
Liabilities and Shareholders’ Equity
Accrued research and development	6,399	2,285
Other current liabilities	7,057	9,754
Total current liabilities	13,456	12,039
Non-current liabilities:	2,488	2,188
Total liabilities	15,944	14,227
Total shareholders’ equity	395,220	289,889
Total liabilities and shareholders’ equity	$411,164	$304,116

Contact
Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Angela Bitting
925-202-6211, angela.bitting@prothena.com